Exhibit 99.1

News Release		For Immediate Release

Contact:	Jeff Laudin	July 19, 2017
Phone:	402-963-1158
Fax:	402-963-1198

Valmont Reports Second Quarter 2017 Results

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and mechanized irrigation equipment and services for agriculture, today reported second quarter 2017 results.

	Second Quarter		Year to date
	13 Weeks Ended		26 Weeks Ended
Summarized Financial Information	7/1/2017	6/25/2016	7/1/2017	6/25/2016
Net sales	$712,737	$640,249	$1,350,210	$1,236,854
Operating income	78,290	71,806	142,792	134,171
Operating income as a % of net sales	11.0%	11.2%	10.6%	10.8%
Net earnings	45,664	42,026	84,643	74,995
Diluted EPS	$2.01	$1.85	$3.73	$3.29

Average Shares Outstanding - Diluted	22,740	22,749	22,700	22,782

Second Quarter Highlights:

•                  Revenues increased 11% to $712.7 million, with gains in every segment except Energy & Mining

•                  Operating income increased largely due to the higher sales. On a segment basis, the Irrigation and Utility Support Structures Segments had the largest improvement over last year

•                  Diluted earnings per share increased 9% to $2.01

•                  Reaffirming annual guidance for earnings to be slightly above $7.00 per diluted share

“Substantial increases in Utility Support Structures and Irrigation Segment sales drove second quarter performance,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “Engineered Support Structures and Coatings Segment sales also improved, while Energy and Mining sales declined due to weaker end market demand. Overall, a less favorable sales mix and some lagging recoveries of increased raw material costs resulted in slightly lower operating income as a percent of sales.”

Valmont Industries, Inc. • One Valmont Plaza • Omaha, Nebraska 68154 U.S.A. •

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Second Quarter Segment Review

Infrastructure-related

Engineered Support Structures (29% of Sales)

Poles, towers and components for the global lighting, traffic and wireless communication markets, and highway safety products.

Sales of $217.6 million were 7% higher than last year, mainly due to increased intersegment sales to the Utility Support Structures Segment and improved wireless communication product sales in North America.

Lighting sales decreased slightly in North America and Europe, partly offset by higher sales in the Asia-Pacific region.

Operating income was $20.2 million or 9.3% of sales compared to $20.8 million, or 10.2% of sales in 2016. The effect of higher steel costs and higher intersegment sales resulted in margin compression.

Utility Support Structures (25% of Sales)

Steel and concrete structures for the global electric utility industry.

Sales of $184.6 million increased 22% over last year, driven by a combination of volume increases and some pricing tied to higher steel costs. Sales growth remains supported by the ongoing expansion of the North American grid to improve its reliability and capacity. New investments in renewable energy generation also contribute to the need for transmission structures.

Operating income increased to $20.2 million or 10.9% of sales, compared to $17.6 million or 11.6% in 2016. The increase in operating income was due to higher sales. Operating income as a percent of sales declined due to a less favorable product line mix.

Coatings Segment (11% of Sales)

Global galvanizing, painting and anodizing services.

Sales of $79.8 million were 6% higher than last year, mostly due to increased activity in the Asia-Pacific region. North American sales improved, benefitting from the new facility in Texas and increased internal volumes to other segments, which partially offset lower external demand.

Operating income was $12.1 million, or 15.2% of sales, compared to $14.0 million, or 18.6% of sales in 2016. The decrease in operating income resulted from the effect of lower external volumes, and zinc cost increases not fully recovered in sales by pricing, this was partly offset by improved profitability in the Asia-Pacific region.

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Energy and Mining Segment (10% of Sales)

Offshore structures, engineered access systems and grinding media.

Sales of $77.2 million were 4% lower than last year mostly due to lower sales of access systems. Expansion into markets outside of mining and energy helped mitigate the impact of reduced demand from markets exposed to oil and gas, which weakened during the quarter.

Operating income at $3.9 million was 18% higher at 5.1% of sales, compared to $3.3 million or 4.1% of sales last year.

Agriculture-related

Irrigation Segment (25% of Sales)

Agricultural irrigation equipment, parts, services and tubular products.

Sales of $188.3 million rose 24% above last year, with significant increases in both North America and International regions. North American sales increased due to improved demand from markets outside the traditional corn-belt. Additionally, higher equipment operating times drove increased service parts sales. The broad increase in International sales was led by project demand and continued favorable market conditions in Brazil.

Operating income was higher at $34.7 million, or 18.4% of sales compared to $31.0 million, or 20.4% of sales in 2016. The decline in operating income as a percent of sales was due to higher raw material costs only partly offset by leverage of volume, and selling, general and administrative expenses.

Outlook:

“We are reaffirming our annual guidance for earnings to be slightly above $7.00 per diluted share,” said Mr. Bay.

“The Utility market has developed stronger than our earlier expectations and we anticipate good demand for the rest of the year. In Engineered Support Structures, we believe moderating steel costs along with price recovery reinforces expectations for second half improvement. In Coatings, we expect stable demand supported by internal and industrial demand. Our Energy and Mining Segment is challenged by difficult end-market demand, and we expect lower second half comparisons. In Irrigation, our international presence developed over many years will be an important contributor to second-half Irrigation results. For North America, we expect the normal third quarter seasonality, with the fourth quarter dependent on crop prices and farmer sentiment upon completion of the growing season.”

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An audio discussion of Valmont’s second quarter results will be available live by Telephone by dialing 1-877-493-2981 and entering Conference ID#:52421279 or via Webcast at 8:00 a.m. CDT July 20, 2017 at https://engage.vevent.com/rt/valmontindustries_ao~52421279. A replay is available through the above link or by telephone (855) 859-2056 or (404) 537-3406, Conference ID#:52421279 beginning July 20, 2017 at 10:00 a.m. CDT through 12:00 p.m. CDT on July 27, 2017. The Company’s slide presentation for the call will be simultaneously available on the investor relations tab at www.valmont.com under Investor Relations.

Valmont is a global leader, designing and manufacturing highly engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its mechanized irrigation equipment for large-scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

(unaudited)

	Second Quarter		Year-to-Date
	13 Weeks Ended		26 Weeks Ended
	1-Jul-17	25-Jun-16	1-Jul-17	25-Jun-16
Net sales	$712,737	$640,249	$1,350,210	$1,236,854
Cost of sales	529,457	465,132	1,002,325	900,768
Gross profit	183,280	175,117	347,885	336,086
Selling, general and administrative expenses	104,990	103,311	205,093	201,915
Operating income	78,290	71,806	142,792	134,171
Other income (expense)
Interest expense	(10,818)	(11,122)	(22,122)	(22,176)
Interest income	967	707	1,894	1,518
Other	(32)	1,252	1,167	(426)
	(9,883)	(9,163)	(19,061)	(21,084)
Earnings before income taxes and equity in earnings of nonconsolidated subsidiaries	68,407	62,643	123,731	113,087
Income tax expense	21,085	19,201	36,448	35,474
Net earnings	47,322	43,442	87,283	77,613
Less: Earnings attributable to non-controlling interests	(1,658)	(1,416)	(2,640)	(2,618)
Net earnings attributable to Valmont Industries, Inc.	$45,664	$42,026	$84,643	$74,995

Average shares outstanding (000’s) - Basic	22,517	22,602	22,494	22,651
Earnings per share - Basic	$2.03	$1.86	$3.76	$3.31

Average shares outstanding (000’s) - Diluted	22,740	22,749	22,700	22,782
Earnings per share - Diluted	$2.01	$1.85	$3.73	$3.29

Cash dividends per share	$0.375	$0.375	$0.750	$0.750

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Dollars in thousands)

(unaudited)

	Second Quarter		Year-to-Date
	13 Weeks Ended		26 Weeks Ended
	1-Jul-17	25-Jun-16	1-Jul-17	25-Jun-16

Net sales
Engineered Support Structures	$217,581	$203,916	$398,139	$380,887
Utility Support Structures	184,622	151,245	359,234	295,765
Energy and Mining	77,207	80,692	155,179	153,141
Coatings	79,781	75,298	153,249	143,879
Infrastructure products	559,191	511,151	1,065,801	973,672

Irrigation	188,287	152,252	355,511	310,766
Less: Intersegment sales	(34,741)	(23,154)	(71,102)	(47,584)
Total	$712,737	$640,249	$1,350,210	$1,236,854

Operating Income
Engineered Support Structures	$20,244	$20,817	$29,457	$33,292
Utility Support Structures	20,189	17,582	42,897	32,006
Energy and Mining	3,941	3,341	7,778	5,243
Coatings	12,108	14,023	21,514	25,436
Infrastructure products	56,482	55,763	101,646	95,977

Irrigation	34,670	31,013	64,961	59,908
Adjustment to LIFO inventory valuation method	(434)	(3,153)	(1,213)	(1,126)
Corporate	(12,428)	(11,817)	(22,602)	(20,588)
Total	$78,290	$71,806	$142,792	$134,171

Valmont has aggregated its business segments into five global reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered structures and components for lighting and traffic, wireless communication, and roadway safety industries.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the utility industry.

Energy and Mining: This segment includes the manufacture of access systems applications, forged steel grinding media, and offshore oil, gas and wind energy structures;

Coatings: This segment consists of galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services for agricultural industry and tubular products for industrial customers.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	1-Jul-17	25-Jun-16
ASSETS
Current assets:
Cash and cash equivalents	$448,222	$344,346
Accounts receivable, net	496,962	466,749
Inventories	382,648	372,106
Prepaid expenses	43,545	63,650
Refundable and deferred income taxes	4,830	20,441
Total current assets	1,376,207	1,267,292
Property, plant and equipment, net	520,107	526,347
Goodwill and other assets	626,848	602,234
	$2,523,162	$2,395,873

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$921	$889
Notes payable to banks	376	3,735
Accounts payable	193,087	183,126
Accrued expenses	171,191	161,784
Dividend payable	8,472	8,505
Total current liabilities	374,047	358,039
Long-term debt, excluding current installments	754,436	756,543
Other long-term liabilities	292,233	287,120
Shareholders’ equity	1,102,446	994,171
	$2,523,162	$2,395,873

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands) and unaudited

	YTD	YTD
	1-Jul-17	25-Jun-16
Cash flows from operating activities
Net Earnings	$87,283	$77,613
Depreciation and amortization	41,784	40,804
Change in restricted cash - pension plan	12,568	(13,652)
Contribution to defined benefit pension plan	(25,379)	(712)
Change in working capital	(60,300)	(33,615)
Other	12,345	9,484
Net cash flows from operating activities	68,301	79,922

Cash flows from investing activities
Purchase of property, plant, and equipment	(26,183)	(26,019)
Other	3,543	219
Net cash flows from investing activities	(22,640)	(25,800)

Cash flows from financing activities
Net borrowings on short and long-term agreements	(803)	1,934
Purchase of treasury shares	—	(28,621)
Purchase of noncontrolling interest	—	(11,009)
Dividends paid	(16,913)	(17,098)
Other	4,223	2,599
Net cash flows from financing activities	(13,493)	(52,195)
Effect of exchange rates on cash and cash equivalents	16,106	(6,655)
Net change in cash and cash equivalents	48,274	(4,728)
Cash and cash equivalents - beginning of year	399,948	349,074
Cash and cash equivalents - end of period	$448,222	$344,346

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